Exhibit 99.1

        Benihana Inc. Reports Total Restaurant Sales Growth of 13.7% in
                           Second Fiscal Quarter 2008

                   Comparable Restaurant Sales Increased 2.8%

     MIAMI--(BUSINESS WIRE)--Oct. 23, 2007--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported that total restaurant sales for the second fiscal quarter of 2008 increased 13.7% to $66.6 million from $58.6 million in the same quarter last year. Benihana teppanyaki represented approximately 74% of consolidated restaurant sales, while RA Sushi and Haru accounted for 15% and 11% of consolidated restaurant sales, respectively. There were a total of 940 store-operating weeks in the second fiscal quarter of 2008 compared to 840 store-operating weeks in the second fiscal quarter of 2007.

     For the twelve-week period ended October 14, 2007, Company-wide comparable restaurant sales increased 2.8%, including 2.4% at Benihana teppanyaki, 3.0% at RA Sushi, and 4.8% at Haru.

     "Our comparable sales were a consequence of continued spending pressures on the consumer. Similar to many of our restaurant peers, our locations in Florida, and to a lesser extent Southern California, weighed down overall results, although we did experience strength in other parts of the country, particularly Northern California and Texas," said Joel A. Schwartz, Chairman and Chief Executive Officer.

     Mr. Schwartz continued, "Notably, our weekly sales trends were least favorable in late August and early September, but have since rebounded. We recognize that we are not immune from the trends affecting our industry, however, we believe that the distinct nature of our theatrical experience and the popularity of Asian cuisine in general has somewhat insulated us."

     About Benihana

     Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 81 restaurants nationwide, including 60 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and fourteen RA Sushi Bar restaurants. Under development at present are sixteen restaurants - six Benihana teppanyaki restaurants, two Haru restaurants, and eight RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

     To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp


     CONTACT: ICR
              Raphael Gross or Tom Ryan, 203-682-8200